Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) of Unisys Corporation for the registration of 6,000,000 shares of common stock and to the incorporation by reference therein of our report dated January 14, 1999 (except for the fourth paragraph of Note 16 as to which the date is January 21, 1999), with respect to the consolidated financial statements of Unisys Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 17, 1999